UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2013

Ohr Pharmaceutical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-88480	#90-0577933
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

489 5th Ave, 28th Floor, New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212)-682-8452

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On March 13, 2013, Ohr Pharmaceutical Inc. (“we” or, the “Company”), notified holders of the Company’s Class I Warrants (the “Warrants”) of redemption of the Warrants at a redemption price of $.01 per Warrant in accordance with the terms of the Warrants.

Between March 18 and March 28, 2013, the Company received notice of exercise for all 2,520,000 outstanding Warrants. 72,000 Warrants were exercised for cash consideration, and the Company received proceeds of $39,600 for such exercise. The remaining 2,448,000 Warrants were surrendered for exercise via a net exercise provision and were issued a total of 1,664,830 shares of Company common stock. Accordingly, there are no longer any Series I Warrants outstanding, and the Company did not pay any amounts to redeem any of the Warrants.

The sale of the securities issued upon exercise of the Class I Warrant was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and Regulation D or Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering.  The purchasers of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, with appropriate restrictive legends, if applicable, affixed to the certificates for securities issued in the Offering.  All purchasers of the securities represented and warranted, among other things, that they were accredited investors within the meaning of Regulation D or non-U.S. persons within the meaning of Regulation S, that they had the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of an investment in the Company and had the ability to bear the economic risks of the investment, and that they had adequate access to information about the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OHR PHARMACEUTICAL, INC.
Dated: March 28, 2013

	By:	/s/ Irach Taraporewala
Dr. Irach Taraporewala, President and CEO